                                                                        FOR IMMEDIATE RELEASE
                                                                                   April 24, 2003

                                                                                  Contact:
                                                                                   John Woodlief
                                                                                   Vice President - Finance
                                                                                    704-372-5404

Ruddick Corporation Reports Second Quarter Fiscal 2003 Results

CHARLOTTE, N.C. --April 24, 2003--Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the second fiscal quarter ended March 30, 2003 increased 3.9% to $685 million from $659 million for the comparable prior year quarter. For the six months ended March 30, 2003, sales of $1.36 billion were 3.9% above the $1.31 billion for the comparable period last year. The increase in sales during the quarter, and fiscal year-to-date, was attributable to the opening of new supermarkets and comparable store sales increases in the Harris Teeter subsidiary along with improved business conditions at the Company's American & Efird ("A&E") textile subsidiary.

The Company reported consolidated net income of $14.4 million, or $.31 per diluted share, in the second fiscal quarter of 2003 compared to net income of $8.7 million, or $.19 per diluted share, in the prior year second quarter. For the first six months of fiscal 2003 consolidated net income was $27.4 million, or $.59 per diluted share, compared to $19.2 million, or $.41 per diluted share, in the same period of fiscal 2002. The prior year second quarter was affected by a $7.9 million pretax exit and impairment charge ($4.8 million after tax benefits), or $.10 per diluted share, related to the consolidation of two industrial thread dyeing and finishing operations at A&E. The increase in earnings reflects the improved results for both Harris Teeter and A&E.

For the second quarter of fiscal 2003, Harris Teeter sales rose 3.7% to $610.6 million from $588.8 million last year. The increase in sales was attributable to sales from the opening of new stores (partially offset by the closing of older stores) and a 1.09% increase in comparable store sales for the second quarter of fiscal 2003. For the first six months of fiscal 2003, total sales increased 3.6% to $1.22 billion from $1.18 billion in the same period of fiscal 2002. Comparable store sales for the first six months of fiscal 2003 increased 0.31%.

Operating profit at Harris Teeter of $23.7 million for the second quarter of fiscal 2003 increased by 7.8% from $22.0 million for the second quarter of fiscal 2002. For the six months ended March 30, 2003 operating profit was $46.1 million, an increase of 8.3% from $42.6 million for the comparable period last year. Operating margin on sales improved to 3.88% for the second quarter of fiscal 2003 from 3.73% for the comparable

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period last year. For the first six months of fiscal 2003 operating margin of 3.78% improved from 3.62% in fiscal 2002. Harris Teeter's profit enhancement was driven primarily by continued comparable store sales growth and effective promotional cost management. The operating margin improved despite increases in store labor, credit card fees, pension costs and fringe benefits.

Thomas W. Dickson, President of Ruddick commented that, "We are very pleased with the continued improvement in Harris Teeter sales, operating profit and comparable store sales growth, especially considering the shift in the Easter holiday, which was in the second quarter last year but will be in the third quarter this year. Operating profit again improved to new records while we focused on providing excellent customer service and providing value to our customers. Our ongoing promotions and new programs such as Harris Teeter Rancher™ beef have been very successful in generating sales in what continues to be a very competitive grocery store environment."

At the end of the quarter, Harris Teeter operated 142 stores. Management plans to open three additional stores by fiscal year end. On a routine basis the company periodically reviews its business strategy and evaluates its existing store operations, and may from time to time close or divest older or under-performing stores.

A&E's sales of $74.6 million in the 2003 fiscal second quarter were up 5.5% from the $70.7 million for the same quarter last year. The sales growth was driven by foreign sales which increased 22.1% compared to the prior year quarter. U.S. sales declined 7.1% continuing the trend of customers shifting buying and production out of the United States. A&E's sales of $145.2 million for the first six months of fiscal 2003 increased 6.5% from the prior year period when sales were $136.4 million. During the second quarter of fiscal 2003, operating profit was $3.8 million compared to a loss of $4.3 million in 2002. Margins continued to be under pressure as a result of price competition and rising raw material costs. For the six months ended March 30, 2003 operating profit was $6.0 million compared to a loss of $3.7 million in 2002. As noted above, the operating profit of A&E was reduced by a $7.9 million pretax charge in the second quarter of the prior fiscal year due to the consolidation of two U.S. industrial thread dyeing and finishing operations at A&E.

Foreign sales in the second quarter and first six months of fiscal 2003 represented approximately 50% of total A&E sales. A&E's business in Asia continued to grow. Increased imports from China into the U.S. of apparel, home furnishings, upholstered furniture, and footwear have continued. Management is pursuing opportunities to expand its presence in China.

Dickson continued, "Business conditions for A&E have held fairly steady over the past several weeks and we have seen improvement at our foreign operations. However, A&E's customers have reported weak order commitments from retail going into the third quarter. A&E management remains focused on sales growth in foreign markets and on managing its costs and manufacturing capacities."

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During the second fiscal quarter of 2003, depreciation and amortization for Ruddick consolidated totaled $19.2 million and capital expenditures totaled $15.6 million. During the quarter Harris Teeter spent $14.1 million in capital expenditures. Harris Teeter has spent $23.3 million in the first six months and estimates total capital spending for fiscal 2003 of approximately $65.1 million compared to spending of $66.6 million in fiscal 2002. In addition to the capital expenditures, Harris Teeter has recognized opportunities to invest in the development of certain of its new stores. During the second quarter of fiscal 2003 such development capital spending was $9.4 million and a total of $17.0 million of such investment is expected for this fiscal year. The anticipated increase in expenditures primarily reflects Harris Teeter's focus on new store growth opportunities and store remodels in its core markets. A&E's capital expenditures were $1.5 million in the quarter and $3.4 million year to date. A&E expects total fiscal year 2003 capital spending of approximately $14.9 million, compared to $7.8 million last year.

In the attached "Summary of Sales and Earnings," the Company has reclassified certain corporate administrative expenses of the holding company from "Other Costs and Deductions" to "Selling, General and Administrative Expenses" for the current and prior year periods presented. The reclassified amounts are captioned "Corporate." Such reclassification had the effect of reducing consolidated operating profit by $2.7 million and $3.2 million for the six months ended in 2003 and 2002, respectively, but had no effect on consolidated revenues, cost of sales, net income, net income per share, business segment operating profit or the financial position and cash flows of the Company.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company, the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; changes in the Company's capital expenditures and store openings and closings; and successful execution of initiatives designed to increase sales and profitability.

Ruddick Corporation is a holding company which operates two subsidiaries: Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread.

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RUDDICK CORPORATION
SUMMARY OF SALES AND EARNINGS
(In thousands, except share and per share data)

	QUARTER ENDED		SIX MONTHS ENDED
	March 30,	March 31,	March 30,	March 31,
	2003	2002	2003	2002
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

NET SALES
American & Efird	$74,619	$70,697	$145,245	$136,382
Harris Teeter	610,585	588,783	1,218,335	1,176,273
Total	685,204	659,480	1,363,580	1,312,655

COST OF SALES
American & Efird	55,310	53,113	109,125	104,332
Harris Teeter	433,848	421,433	866,570	842,389
Total	489,158	474,546	975,695	946,721

GROSS PROFIT
American & Efird	19,309	17,584	36,120	32,050
Harris Teeter	176,737	167,350	351,765	333,884
Total	196,046	184,934	387,885	365,934

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
American & Efird	15,468	14,016	30,141	27,842
Harris Teeter	153,034	145,360	305,654	291,293
Corporate	1,462	1,768	2,660	3,187
Total	169,964	161,144	338,455	322,322

EXIT AND IMPAIRMENT COSTS:
American & Efird	-	7,858	-	7,858

OPERATING PROFIT (LOSS)
American & Efird	3,841	(4,290)	5,979	(3,650)
Harris Teeter	23,703	21,990	46,111	42,591
Corporate	(1,462)	(1,768)	(2,660)	(3,187)
Total	26,082	15,932	49,430	35,754

OTHER COSTS AND DEDUCTIONS
Interest expense	3,071	3,002	6,158	5,912
Interest income	(223)	(497)	(477)	(604)
Investment losses (gains)	(30)	14	(177)	48
Minority interest	330	96	610	168
Total	3,148	2,615	6,114	5,524

INCOME BEFORE TAXES	22,934	13,317	43,316	30,230
Taxes	8,519	4,606	15,922	10,992
NET INCOME	$14,415	$8,711	$27,394	$19,238

WEIGHTED AVERAGE NUMBER OF SHARES OF
COMMON STOCK OUTSTANDING --
Weighted Average Number of Basic Shares Outstanding	46,515,724	46,387,194	46,513,670	46,369,582
Weighted Average Number of Diluted Shares Outstanding	46,546,501	46,557,335	46,572,285	46,542,122

NET INCOME PER SHARE --
Earnings Per Share - Basic	$.31	$.19	$.59	$.41
Earnings Per Share - Diluted	$.31	$.19	$.59	$.41

DIVIDENDS DECLARED PER SHARE - Common	$.09	$.09	$.18	$.18

RUDDICK CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 30,	March 31,
	2003	2002
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$96,343	$95,279
Temporary Investments	30,053	-
Accounts Receivable, Net	69,811	63,770
Inventories	233,203	213,415
Other Current Assets	31,679	37,123
Total Current Assets	461,089	409,587

PROPERTY, NET	517,692	536,996

INVESTMENTS	20,986	10,470

OTHER ASSETS	66,048	61,403

Total Assets	$1,065,815	$1,018,456

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes Payable	$3,311	$3,462
Current Portion of Long-Term Debt	864	1,589
Dividends Payable	3,425	-
Accounts Payable	146,270	145,630
Income Taxes Payable	16,078	23,631
Other Accrued Liabilities	89,442	87,018
Total Current Liabilities	259,390	261,330

LONG-TERM DEBT	187,538	189,193

DEFERRED INCOME TAXES	28,225	35,966
PENSION LIABILITIES	68,656	38,027
OTHER LIABILITIES	36,424	29,628

MINORITY INTEREST	8,295	7,550

SHAREHOLDERS' EQUITY:
Capital Stock - Common	51,019	50,417
Retained Earnings	464,964	421,553
Accumulated Non-Owner Changes in Equity	(38,696)	(15,208)
Shareholders' Equity	477,287	456,762

Total Liabilities and Shareholders' Equity	$1,065,815	$1,018,456

RUDDICK CORPORATION
OPERATING STATISTICS*
March 30, 2003
(Dollars in millions)

			Consolidated
	American	Harris	Ruddick
	& Efird	Teeter	Corporation
2nd Quarter

Depreciation and amortization	4.6	14.3	19.2
Capital expenditures	1.5	14.1	15.6
Total assets	263.3	659.4	1,065.8
Stores in operation	n/a	142	142

Year To Date

Depreciation and amortization	8.9	29.5	39.0
Capital expenditures	3.4	23.3	26.7
Total assets	263.3	659.4	1,065.8
Stores in operation	n/a	142	142

* Due to the activities of Ruddick's corporate headquarters, the operating statistics by subsidiary are not additive.